Exhibit 10.1

FORM OF

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) made as of October 4, 2021, by and among Eco Innovation Group, Inc., a Nevada corporation (the “Buyer”), Spruce Engineering & Construction Inc., a newly-formed Alberta corporation (“NewCo”), Spruce Construction, Inc., an Alberta corporation (the “Seller”) and Timothy Boezktes, the sole shareholder of Seller (the “Shareholder”). The Seller, NewCo, Buyer and the Shareholder are referred to herein as each a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, the Shareholder presently owns 100% of Seller’s issued and outstanding equity;

WHEREAS, the Buyer desires to purchase from the Seller and transfer to NewCo, and the Seller desires to sell to the Buyer for transfer to NewCo, all of the Seller’s business, assets and properties used, or held or developed for use, in its construction segment, including the name “Spruce Construction” (herein, the “Business”), and assume responsibility for and pay certain debts, obligations and liabilities of the Business existing prior to the Closing Date, upon the terms and conditions hereinafter set forth herein; and

WHEREAS, the Buyer and Shareholder intend to transfer the Business to NewCo and operate NewCo as a common venture, with Buyer holding 85%, Shareholder 10%, and a third party individual holding 5%, of NewCo’s equity;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE OF THE BUSINESS/ASSUMPTION OF LIABILITIES.

(a)              Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller shall sell, transfer, assign, convey and deliver to the NewCo, and the Buyer shall purchase from the Seller for the account of NewCo, all right, title and interest of the Seller in and to all of the Seller’s assets and properties used, or held or developed for use, in the Business including the name “Spruce Construction”, including, without limitation, the assets set forth on Schedule A hereto (the “Purchased Assets”), free and clear of any liens, claims, pledges, mortgages, restrictions, obligations, security interests, charges and encumbrances of any kind, nature and description currently existing with respect to such assets , except as expressly set out herein.

(b)              At the Closing, the Seller shall transfer, assign, and deliver to the NewCo, and NewCo shall assume, those obligations specifically set forth in Schedule B attached hereto (the “Assumed Liabilities”);

It is understood and agreed between the Parties that neither the Buyer or NewCo are assuming and shall not be liable or responsible for any of the liabilities, debts or obligations of the Seller existing or accruing at the Closing, whether or not relating to the business, and the Seller and the Shareholder shall indemnify and save harmless NewCo, the Buyer, their Officers, Directors, employees, agents and Shareholders from and against all costs, expenses, losses, claims or liabilities, including reasonable legal fees and disbursements (on a solicitor client basis) suffered or incurred by the Buyer, NewCo or any persons arising out of any liabilities, debts and obligations, save and except the Assumed Liabilities.

2. CONSIDERATION. In consideration of sale and transfer to NewCo of the Purchased Assets, (i) the Buyer shall issue to Shareholder (or his designees) 1,000,000 shares of Buyer’s restricted common stock (“Purchase Shares”) and (ii) NewCo agrees to assume the Assumed Liabilities.

3.	THE CLOSING AND OTHER RIGHTS.

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3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated on the date hereof (the “Closing Date”).

3.2 Seller Deliveries. At the Closing, the Seller shall deliver to the Buyer:

(a) a Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, in form and substance to be mutually agreed to by the Seller and the Buyer, (i) transferring the Purchased Assets to NewCo, and (ii) evidencing the assumption by NewCo of the Assumed Liabilities (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Seller; and

(b) such other documents and instruments which are necessary to consummate this Agreement and reasonably requested by the Buyer and NewCo.

3.3 Buyer Deliveries. At the Closing, the Buyer shall deliver to the Seller:

(a) the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer and NewCo;

4. SELLER REPRESENTATIONS AND WARRANTIES. The Seller hereby represents and warrants to, and agrees with, the Buyer, that the statements contained in this Section 4 are true and correct:

4.1 Authority. The Seller has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Seller to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Seller in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions or of its Articles of Incorporation, Bylaws, any statute, indenture, mortgage, deed of trust, loan agreement or other material agreement, instrument or restriction to which the Seller is a party or by which the Seller or its assets may be materially bound or affected, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Seller to enter into and perform the same.

4.2 No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Seller’s Articles of Incorporation, By-Laws, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Seller.

4.3 Litigation. To the Seller’s knowledge, there are no threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other any agency or other instrumentality of the United States, Canada, or any domestic or foreign state, county, city, municipality or other political or governmental subdivision (“Governmental Body”) or any arbitrator or arbitration panel pending or threatened that relate to the Seller’s ownership of the Purchased Assets, or any option or other right of the Sellers to the Purchased Assets, or any right of the Seller to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing.

4.4 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.5 Ownership of Purchased Assets. The Seller is the absolute beneficial owner of the Purchased Assets with good and marketable title thereto, free and clear of any mortgages, liens, charges, pledges, security interest or

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encumbrances (except for the Assumed Liabilities) or any rights of others to acquire any ownership in any of the Purchased Assets and is exclusively entitled to possess and dispose of the same.

4.5 Canadian Tax Status. The Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

5. BUYER AND SHAREHOLDER REPRESENTATIONS AND WARRANTIES. The Buyer and the Shareholder jointly and severally hereby represent and warrant to, and agree with, the Seller as follows:

5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2 Authority. The Buyer and the Shareholder have full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and the Shareholder; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Buyer or the Shareholder to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Buyer or the Shareholder in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions or of its Articles of Incorporation, Bylaws, any statute, indenture, mortgage, deed of trust, loan agreement or other material agreement, instrument or restriction to which the Buyer or the Shareholder is a party or by which the Buyer or the Shareholder or their respective assets may be materially bound or affected, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Buyer or the Shareholder; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable the Buyer or the Shareholder to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Buyer and the Shareholder in accordance with its terms.

5.3 No Conflict. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Buyer’s Articles of Incorporation, By-Laws, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Buyer or the Shareholder. The execution, delivery and performance by Seller, the Buyer and the Shareholder of this Agreement and any documents, certificates or instruments delivered pursuant to this Agreement or in connection herewith to which such Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not require the consent, notice or other action by any an individual, corporation, partnership, joint venture, limited liability company, Governmental Body, unincorporated organization, trust, association, or other entity (“Person”) under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Seller, the Buyer or the Shareholder is a party or by which Seller, the Buyer or the Shareholder is bound or to which any of their respective properties and assets are subject.

5.4 Access To Data. The Buyer has had full access to all pertinent data and information regarding the Business, including the Purchased Assets and Assumed Liabilities, and, as such, has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Assets and assume the Assumed Liabilities. The Seller has made no representations or warranties as to the assets of the Seller, except as specifically set forth in this Agreement.

5.6 Litigation. There are no threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel pending or, to the knowledge of the Buyer or the Shareholder, threatened that relate to the Shareholder’s ownership of any capital stock of Seller, or any option or other right of the Shareholder to the capital stock of Seller, or any right of the Shareholder to receive consideration as a result of this

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Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the knowledge of the Buyer or the Shareholder, threatened against or affecting the Buyer or the Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

5.7 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or the Shareholder.

6. INDEMNIFICATION.

6.1 Each Party shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon the other Party arising out of or relating to (i) any failure or breach by the Party to perform any of its covenants, agreements or obligations under this Agreement, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the Party contained in this Agreement; or (iii) any claims based upon, related to, or by reason of any matter, cause, fact, act or omission, agreement, understanding, representation, warranty occurring or arising at any moment out of this Agreement, or any other agreements entered into by any of the Parties relating to the Purchased Assets. For purposes of this Section 6, the party or parties jointly and severally indemnifying and holding harmless another party or parties and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates shall be referred to as the “Indemnifying Party” and, collectively, the “Indemnifying Parties” and the party or parties seeking indemnification shall be referred to as an “Indemnified Party” and, collectively, the “Indemnified Parties”.

6.2 Indemnification Procedures for Third-Party Claims. In making a claim under this Section 6, the Indemnified Party and the Indemnifying Party shall:

Upon obtaining knowledge of any claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 6.3 hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the r Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any claims for which the Indemnified Party is entitled to indemnification hereunder.

If the claim or demand set forth in the Notice of Claim given by a Indemnified Party pursuant to Section 6.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) business days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnified Party’s expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding at the Indemnifying Party’s own expense. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate

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in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Section 6; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Section 6 in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith by wire transfer of immediately available funds to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered to the Indemnified Party.

6.3 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party have been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) business days following its receipt of such notice that the Indemnifying Party dispute such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 6 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.

7. COVENANTS.

7.1 Restrictive Covenants.

(a) Confidentiality. From and after the date hereof, each Party will, and will cause its respective affiliates to, refrain from using or disclosing, and will take all commercially reasonable steps to prevent unauthorized use or disclosure of, any Confidential Information. In the event that a Party reasonably believes after consultation with its counsel or an affiliate is required by applicable law to disclose any Confidential Information, such Party or such affiliate may disclose only such Confidential Information as may be legally required, provided that it: (i) provides the Parties with prompt notice before such disclosure so that such Parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information; and (ii) cooperates with such Parties in attempting to obtain such order or assurance. “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of a Party related to the Business or the business and operations of the Seller, as a publicly traded company, or respective customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes.

7.2 Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Buyer when due, and the Buyer shall, at its expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes.

8. MISCELLANEOUS.

8.1 Binding Effect. This Agreement shall insure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the parties hereto. Except as otherwise set forth

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herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.2 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

(a)	If to the Seller, to:

Spruce Construction, Inc.

Attention: Timothy Boetzkes

1 Grosvenor Blvd

St Albert, Alberta

T8N 0X1

Email: timothy@spruceconstruction.com

Tel.: 780-918-3855

(b)	If to the Buyer, to:

Eco Innovation Group, Inc.

16525 Sherman Way, Suite C-1

Van Nuys, CA

Attention: Julia Otey-Raudes

Email: julia.otey@ecoig.com

Tel. : (818) 310-1806

(c)	If to the Shareholder, to:

Timothy Boetzkes

1 Grosvenor Blvd

St Albert, Alberta

T8N 0X1

Email: timothy@spruceconstruction.com

Tel.: 780-918-3855

8.3 Entire Agreement. This Agreement, together with the Schedules and any documents, certificates or instruments delivered pursuant to this Agreement or in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.4 Further Assurances. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by the Agreement. The Seller shall reasonably cooperate with the Buyer, at the Buyer’s request and at the Buyer’s expense, in connection with the delivery of any of the Purchased Assets.

8.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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8.7 Governing Law and Attornment. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Any legal actions or proceedings with respect to this Agreement shall be brought in the courts of the Province of Alberta. Each Party hereby attorns to and accepts the jurisdiction of such courts.

8.8 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

8.10 Consultation with Counsel. Each Party acknowledges that it has been given the opportunity to consult with counsel before executing this Agreement and are executing this Agreement without duress or coercion and without reliance on any representations, warranties or commitments other than those representations, warranties, and commitments set forth in this Agreement.

8.11 Survival of Certain Provisions. The provisions of Section 6 and Section 7.1(a) shall survive the expiration of the termination of this Agreement.

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

SPRUCE CONSTRUCTION, INC.

By:	/s/ Timothy Boetzkes
	Name:	Timothy Boetzkes
	Title:	Chief Executive Officer

BUYER:

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
	Name:	Julia Otey-Raudes
	Title:	Chief Executive Officer

NEWCO:

SPRUCE ENGINEERING & CONSTRUCTION INC.

By:	/s/ Patrick Laurie
	Name:	Patrick Laurie
	Title:	Chief Executive Officer

SHAREHOLDER:

TIMOTHY BOETZKES

By:	/s/ Timothy Boetzkes
	Name:	Timothy Boetzkes

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SCHEDULE A - PURCHASED ASSETS
Trucks	No.	Value	VIN

2017 Ford F150 XLT Supercrew SWB 4WD	1	$ 40,276.46	1FTEW1EP6HKD21590

2007 Ford F150 King Ranch	1	$ 12,500.00	1FTPW14587KB29627

TOOLS

Ridgid Table Saw	1
Milwaukee Mitre Saw	1
MasterCraft Mitre Saw	1
DeWalt Compressor	1
Porter Cable Compressor	1
Makita Circular Saw	1
Makita Cordless Saw	2
Dremel Max Saw	1
Makita Cordless Impact Drill	1
Makita Cordless Drill	1
Makita Reciprocating Saw	1
Makita Grinder	1
Ridgid Oscillating Saw	1
Baker scaffold	1
Hilti Chipping hammer	1
Maikita Hammer Drill	1
Bosch Hammer Drill	1
Planer	1
Ridgid Jigsaw	1
Ryobi Sander	1
Ridgid Sander	1
Ridgid Vacuum	1
Ramset	1
Mastercraft Router	1
Nailer 18 Gauge	1
Nailer 16 Gauge	1
Nailer Stapler and 18 Gauge	1
Roof Nailer	1
Framing Nailer	1
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Ridgid Wet Saw	1
Basic Wet Saw	1
1/2'' Drill	1
Corded Drill	1
Drywall drill	1
Ultra max Paint Sprayer	1
Dewalt Palm Sander	1
Construction light stand	1
TOTAL AGGREGATE TOOL VALUE		$ 15,000.00

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Schedule B

Assumed Liabilities of NewCo

1.	Spruce Engineering & Construction Inc. will pay from its future net operating revenues to Spruce Construction Inc. the sum of $130,000 as follows:

•	$70,000 to cover previously-paid operational costs to be paid within 6 months from Closing.
•	$60,000 to cover government loan to be paid by December 1, 2022.

2.	Remaining finance debt of approximately $34,000 for vehicle 2017 Ford F150 VIN 1FTEW1EP6HKD21590